Exhibit 2.2

AMENDMENT TO REORGANIZATION AGREEMENT

This amendment (the “Amendment”) to the Reorganization Agreement (as defined herein) is made as of May 14, 2018.  Capitalized terms used but not defined herein shall have the meanings set forth in the Reorganization Agreement.

RECITALS

WHEREAS, US LBM Holdings, Inc., a Delaware corporation (“Pubco”), LBM Acquisition, LLC, a Delaware limited liability company (“Continuing LLC Owner”), LBM Midco, LLC, a Delaware limited liability company (“Midco”), and 2015 Build LLC, a Virginia limited liability company (“2015 Build”), FW RMB Nansemond Investors, LLC, a Delaware limited liability company (“FW RMB”), LBM Management Holdings, LLC, a Delaware limited liability company (“Management Holdings”), Kelso Hammer Co-Investment Blocker, LLC, a Delaware limited liability company (“Kelso Hammer Blocker”), KIA IX (Hammer) Blocker, LLC, a Delaware limited liability company (“KIA IX Blocker” and, together with Kelso Hammer Blocker, the “Kelso Blockers”), and BEP/US LBM Blocker Corporation, a Delaware corporation (the “BlackEagle Blocker”) (each an “Exchanging LLC Owner” and, collectively, the “Exchanging LLC Owners”) entered into that certain Reorganization Agreement, dated as of May 9, 2017 (the “Reorganization Agreement”); and

WHEREAS, on December 28, 2017, LBM Acquisition Vehicle, LLC, a Delaware limited liability company (“Acquisition Vehicle”), Management Holdings, 2015 Build and FW RMB entered into a Contribution and Exchange Agreement dated December 28, 2017 (the “Contribution and Exchange Agreement”) pursuant to which Management Holdings, 2015 Build and FW RMB each contributed, assigned and transferred its respective Common Units (as defined in the Amended and Restated Limited Liability Company Agreement of Continuing LLC Owner) to Acquisition Vehicle in exchange for units of Acquisition Vehicle; and

WHEREAS, pursuant to Section 4.1 of the Reorganization Agreement, Pubco and Continuing LLC Owner desire to make certain amendments to the Reorganization Agreement, including to (i) reflect the transactions that occurred pursuant to the Contribution and Exchange Agreement and (ii) add Acquisition Vehicle as a party to the Reorganization Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.              Terms of Agreement:

a.              Acquisition Vehicle is hereby added as a party to the Reorganization Agreement.

b.              The third recital of the Reorganization Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, LBM Management Holdings, LLC, 2015 Build LLC and FW RMB Nansemond Investors, LLC indirectly hold limited liability company interests in Continuing LLC Owner through their limited liability company interests in Acquisition Vehicle.

c.               The following language is hereby added to Section 1.1 of the Reorganization Agreement:

“Acquisition Vehicle” means LBM Acquisition Vehicle, LLC, a Delaware limited liability company.

d.              Section 2.1(b)(i) of the Reorganization Agreement is hereby deleted in its entirety and replaced with the following:

(i) Reorganization Party Distributions.

(A)          Pursuant to an agreement in the form approved by the Pubco Board and the Continuing LLC Owner Board, Continuing LLC Owner shall distribute Units and shares of Class B Common Stock held by Continuing LLC Owner to (x) Investor in an amount representing the Kelso Blockers’ indirect ownership interests in Midco, after taking into account the expected impact of any incentive equity issued by Continuing LLC Owner, (y) Acquisition Vehicle in an amount representing Management Holdings, 2015 Build LLC and FW RMB Nansemond Investors, LLC’s aggregate indirect ownership interests in Midco, in complete redemption of Acquisition Vehicle’s ownership interests in Continuing LLC Owner, after taking into account the expected impact of any incentive equity issued by Continuing LLC Owner and (z) US LBM Investors and US LBM Intermediate Investors in an amount representing the BlackEagle Blocker’s indirect ownership interest in Midco, after taking into account the expected impact of any incentive equity issued by Continuing LLC Owner (which, for the avoidance of doubt, shall be calculated in the same manner as each of (x) and (y));

(B)          Investor shall distribute to each of the Kelso Blockers the Units and shares of Class B Common Stock so received by Investor pursuant to Section 2.1(b)(i)(A)(x) above in complete redemption of such Kelso Blocker’s respective ownership interests in Investor; and

(C)          US LBM Investors and US LBM Intermediate Investors shall distribute to BlackEagle Blocker the Units and shares of Class B Common Stock so received by US LBM Investors and US LBM Intermediate Investors pursuant to Section 2.1(b)(i)(A)(z) in complete redemption of BlackEagle Blocker’s direct or indirect ownership interest in US LBM Investors and US LBM Intermediate Investors.

e.               Section 2.1(b)(ii) of the Reorganization Agreement is hereby deleted in its entirety and replaced with the following:

(ii) Pubco Contributions.  Following the completion of the actions described in Section 2.1(b)(i):

(A)          pursuant to an agreement in the form approved by the Pubco Board and the Continuing LLC Owner Board, one day following the transactions described in Section 2.1(b)(ii)(B) and 2.1(b)(iii), each of the Kelso Blockers shall, substantially concurrently, directly or indirectly transfer its assets to Pubco (including by means of a merger of each Kelso Blocker with and into Pubco or a contribution of 100% of the equity interests in each Kelso Blocker to Pubco); and as consideration for such transfer, each Kelso Blocker Fund, as the sole member of its Kelso Blocker, shall directly or indirectly receive (x) a number of shares of Class A Common Stock equal to the number of Units held by its Kelso Blocker prior to such transfers (the “Kelso Blocker Contributions”) and (y) the right to receive payments under the Exchanging LLC Owners Tax Receivable Agreement (as defined below); and

(B)          pursuant to an agreement in the form approved by the Pubco Board and the Continuing LLC Owner Board, the BlackEagle Blocker shall, substantially concurrently, directly or indirectly transfer its assets to Pubco (including by means of a merger of the BlackEagle Blocker with and into Pubco or a contribution of 100% of the equity interests in the BlackEagle Blocker to Pubco, provided, however, that the BlackEagle Blocker shall have the right to transfer its assets to Pubco pursuant to this Section 2.1(b)(ii)(B) in the same manner as Kelso Blocker contributes its assets to Pubco pursuant to Section 2.1(b)(ii)(A) above); and as consideration for such transfer, BlackEagle Fund, as the sole stockholder of BlackEagle Blocker, shall directly or indirectly receive a number of shares of Class A Common Stock equal to the number of Units held by the BlackEagle Blocker prior to such transfer (the “BlackEagle Blocker Contribution”).

f.                Section 2.1(b)(iii) of the Reorganization Agreement is hereby deleted in its entirety and replaced with the following:

(iii)  On the same day as the BlackEagle Blocker Contribution, each of Management Holdings, 2015 Build LLC and FW RMB Nansemond Investors, LLC shall contribute or transfer their respective interests in Acquisition Vehicle to Pubco (including, but not limited to, by means of a merger of Acquisition Vehicle into a subsidiary of Pubco, with Acquisition Vehicle surviving the merger) in exchange for Class A Common Stock in an aggregate amount of shares equal to the number of Units received by Acquisition Vehicle received pursuant to Section 2.1(b)(i)(A)(y) (which shall be allocated pro rata between Management Holdings, 2015 Build LLC and FW RMB Nansemond Investors, LLC based on their respective interests in Acquisition Vehicle).

g.               Section 2.1(b)(iv) of the Reorganization Agreement is hereby deleted in its entirety and replaced with the following:

(iv) Amend and Restate Midco LLC Agreement.  Midco shall amend and restate its limited liability company agreement in such form to be approved by the Pubco Board and the Continuing LLC Owner Board (the “Midco LLC Agreement”) so that, among other things, Pubco shall become the sole managing member of Midco.

h.              The lead-in language to Section 2.1(b)(v) and Sections 2.1(b)(v) (A) and (B) of the Reorganization Agreement are hereby deleted in their entirety and replaced with the following:

(v)   Additional Agreements.

(A)          Pubco, Continuing LLC Owner and Midco shall enter into a Subscription Agreement in the form approved by the Continuing LLC Owner Board, Pubco Board and the managing member of Midco (the “Subscription Agreement”) pursuant to which (x) Continuing LLC Owner shall pay Pubco the product of (I) the par value of the Class B Common Stock and (II) the number of Units to be held by Continuing LLC Owner following the IPO Closing, in exchange for a number of newly issued shares Class B Common Stock such that after such exchange, Continuing LLC Owner holds a number of shares of Class B Common Stock equal to the number of Units held by Continuing LLC Owner, (y) Continuing LLC Owner shall purchase from Pubco a number of shares of Class A Common Stock, at the price per share expected to be paid by the underwriters at the IPO Closing, such that the total payments from Continuing LLC Owner to Pubco pursuant to this Section 2.1(b)(v) equals approximately, and no less than, $500,000 and (z) Midco shall issue Units to Pubco in the same number as the number of shares of Class A Common Stock issued to Continuing LLC Owner pursuant to clause (y) of this Section 2.1(b)(v)(A).

(B)          Continuing LLC Owner shall enter into an Exchange Agreement with Pubco in such form to be approved by the Pubco Board and the Continuing LLC Owner Board (the “Exchange Agreement”), whereby pursuant to the terms and conditions thereof, Continuing LLC Owner (and its permitted transferees) shall be permitted to exchange its Units with Pubco for an equal number of shares of Class A Common Stock (or, at the election of the Pubco Board, an equivalent cash payment).  Upon any such exchange, a corresponding number of shares of Class B Common Stock held by Continuing LLC Owner shall be cancelled such that at all times the number of Units held by Continuing LLC Owner (or its permitted transferees) equals the number of shares of Class B Common Stock held by Continuing LLC Owner (or its permitted transferees).

2.              Effect of the Agreement. Except as modified by this Amendment, all of the terms of the Reorganization Agreement are hereby ratified and confirmed and shall remain in full force and effect. This Amendment shall be construed as one with the Reorganization Agreement, and the Reorganization Agreement shall, where context requires, be read and construed so as to incorporate this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Reorganization Agreement as of the date first above written.

LBM ACQUISITION, LLC

By:	/s/ James J. Connors, II
Name:	James J. Connors, II
Title:	Vice President

US LBM HOLDINGS, INC.

By:	/s/ Michelle Pollock
Name:	Michelle Pollock
Title:	Senior Vice President, Secretary
and General Counsel

Agreed and accepted:

LBM ACQUISITION VEHICLE, LLC

By: KIA IX (HAMMER) INVESTOR, L.P., as managing member

By: KIA IX (HAMMER) GP, L.P., its general partner

By: KELSO GP IX, LLC, its general partner

By:	/s/ James J. Connors, II
Name:	James J. Connors, II
Title:	Managing Member